UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of

                       the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): November 20, 2003


                               CALPINE CORPORATION

                            (A Delaware Corporation)

                        Commission File Number: 001-12079

                  I.R.S. Employer Identification No. 77-0212977


                           50 West San Fernando Street

                           San Jose, California 95113

                            Telephone: (408) 995-5115


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ITEM 5.  OTHER EVENTS

NEWS RELEASE                                            CONTACTS: (408) 995-5115
                                       Media Relations:  Katherine Potter, x1168
                                        Investor Relations:  Karen Bunton,  1121


            CALPINE CLOSES $400 MILLION 9 7/8% SECOND PRIORITY SENIOR
                         SECURED NOTES OFFERING DUE 2011

     (SAN JOSE, CALIF.) November 20, 2003 - Calpine Corporation [NYSE:CPN], a leading North American power company, has received funding on its $400 million 9 7/8% Second Priority Senior Secured Notes Offering Due 2011, offered at 98.01% of par.

     The net proceeds from this offering were used to purchase approximately $433.6 million face value of outstanding senior notes, including $200.0 million of 4% convertible senior notes, at a total cost of approximately $380.9 million. Remaining net proceeds will be used to repurchase other existing indebtedness.

     This offering is the second of the two offerings that were priced on November 6, 2003, the other being Calpine's offering of convertible notes due 2023. Calpine received funding on the convertible notes on November 14, 2003, and the initial purchaser's 30-day option to acquire additional convertible notes remains in effect to the extent not previously exercised.

     The 9 7/8% Second Priority Senior Secured Notes Offering Due 2011 were offered in a private placement under Rule 144A, have not been and will not be registered under the Securities Act of 1933, and may not be offered in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy. Securities laws applicable to private placements under Rule 144A limit the extent of information that can be provided at this time.




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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                               CALPINE CORPORATION


                          By: /s/ Charles B. Clark, Jr.
                              -------------------------
                              Charles B. Clark, Jr.
                      Senior Vice President and Controller
                            Chief Accounting Officer

Date:  November 20, 2003